EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

June 3, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lux Digital Pictures, Inc.
Santa Barbara, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K/A Amendment No. 1, Annual Report Pursuant to Section 3 or 15(d) of the Securities and Exchange Act of 1934, filed by StreamTrack, Inc., of our report dated December 12, 2012,except for the effects of the correction of the accounting error disclosed in Note 5, as to which the date is May 31, 2013, relating to the financial statements of StreamTrack, Inc., a Wyoming Corporation, as of and for the years ending August 31, 2012 and 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC